Exhibit 99.1

Celularity Raises Full Year 2024 Guidance as

Expected Net Sales Through October Reach $44.4 Million

●	Celularity Raises Full Year 2024 Expected Net Sales Guidance to $54 Million to $60 Million, Compared to Previous Guidance of $50 Million to $56 Million

●	October Expected Net Sales of $8.3 Million to $8.9 Million Marks the Highest Single-Month Figure in its History

●	Celularity Filed its Second Quarter Form 10-Q and is Now Current With its Quarterly Report Filings

FLORHAM PARK, N.J., November 7, 2024 (GLOBE NEWSWIRE) — Celularity Inc. (Nasdaq: CELU) (“Celularity”) a regenerative and cellular medicine company, today announced that it has increased expected net sales guidance for the full year 2024 to $54 million to $60 million, up from $50 million to $56 million previously announced in February. The increased guidance is based on higher expected net sales through October of its advanced biomaterial products. Expected net sales for full year 2024 consist of $49 million to $54.5 million sales of advanced biomaterial products and $5.0 million to $5.5 million net sales of biobanking services. For the full year 2024, Celularity now expects net sales of its advanced biomaterial products to grow by 180% to 212% over the prior year.

October expected net sales were $8.3 million to $8.9 million, marking Celularity’s highest-ever single-month expected net sales. For the ten months ending October 31, 2024, expected net sales were $44.4 million, consisting of advanced biomaterial product sales of $40.2 million and biobanking sales of $4.2 million, and includes approximately $9 million in expected net sales of Celularity’s new Rebound™ product. Rebound adds to Celularity’s portfolio of placental-derived advanced biomaterial products, sales of which through the first half of 2024 exceeded $24 million, which is greater than Celularity’s full-year sales in 2023.

“We had very strong second and third quarter performances, and based on such performance we have increased the full year 2024 expected net sales guidance we previously announced in February,” said Dr. Robert J. Hariri, M.D., Ph.D., Founder, Chairman, and CEO. “Sales are strong for our new Rebound product, which we believe will strengthen our revenue outlook for the next several quarters. We continue to advance development of next generation advanced biomaterial products while exploring all opportunities in the rapidly evolving landscape of cellular and regenerative medicine. We believe Celularity can leverage our unique business model, world-class technical infrastructure and intellectual property, and growing commercial traction as we enter 2025 and beyond.”

Celularity also announced that it filed its quarterly report on Form 10-Q for the second quarter 2024 on November 6, 2024. As previously announced, Celularity received a determination notification from Nasdaq on October 16, 2024 indicating non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule) due to the delayed filing of Celularity’s quarterly reports on Forms 10-Q for the periods ended March 31, 2024, and June 30, 2024 (collectively, the “Forms 10-Q”). Celularity has now filed the Forms 10-Q in compliance with the Rule.

Dr. Hariri added, “With the completion of our Forms 10-Q for the first and second quarter, we reaffirm our commitment to regaining and maintaining compliance with the Nasdaq listing requirements. To further strengthen our reporting processes, we have implemented several key improvements to help mitigate delays in the future. These enhancements include engaging additional technical accounting resources, upgrading our internal review protocols, and collaborating closely with our external auditors to ensure timely and accurate financial disclosures.”

About Celularity

Celularity Inc. (Nasdaq: CELU) is a regenerative medicine company developing and commercializing advanced biomaterial products and allogeneic, cryopreserved, placental-derived cell therapies, all derived from the postpartum placenta. Its therapeutic programs target aging-related diseases, including degenerative diseases, cancer, and immune disorders, using mesenchymal-like adherent stromal cells (MLASCs), T-cells engineered with CAR (CAR T-cells), and genetically modified and unmodified natural killer (NK) cells. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it can develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies. For more information, visit www.celularity.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. The forward-looking statements in this press release include express or implied statements regarding expected sales for the quarter ended September 30, 2024 and the ten-month period ended October 31, 2024, its future sales or sales growth, its 2024 financial goals and expectations for future financial results, including levels of net sales, its expectations regarding its new products and the demand for its products, growth relative to prior periods, compliance with the Nasdaq listing rules, its ability to regain and maintain compliance with Nasdaq’s listing requirements, the sufficiency of the improvements to its reporting processes, and its ability to meet future reporting deadlines. Many factors could cause actual results to differ materially from those described in these forward-looking statements, including but not limited to: Celularity’s liquidity situation; the volatility in Celularity’s stock price; inherent risks in biotechnological development, including with respect to the development of novel advanced biomaterials; and the regulatory approval process; along with those risk factors set forth under the caption “Risk Factors” in Celularity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on July 30, 2024, and other filings with the SEC. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Celularity does not presently know, or that Celularity currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, these forward-looking statements reflect Celularity’s current expectations, plans, or forecasts of future events and views as of the date of this communication. Subsequent events and developments could cause assessments to change. Accordingly, forward-looking statements should not be relied upon as representing Celularity’s views as of any subsequent date, and Celularity undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Carlos Ramirez
Senior Vice President, Celularity Inc.
Carlos.ramirez@celularity.com

Media Contacts:

Raquel Cona / Michaela Fawcett
KCSA Strategic Communications
rcona@kcsa.com / mfawcett@kcsa.com